Exhibit 10.2

CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

                This CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT (the “Agreement”) is between RemedyTemp, Inc. (including all subsidiaries, parents and related entities and divisions, including but not limited to Remedy Intelligent Staffing, Inc., Remedy Temporary Services, Inc., RemX and any of their affiliated or related companies) (“REMEDY”), a California corporation with its principal place of business in California and Greg Palmer (“Colleague”), effective the 10th day of May, 2006.

In consideration of the mutual promises and obligations in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, REMEDY and Colleague agree as follows:

1.             Confidentiality of Trade Secrets and Confidential Information

During the term of Colleague’s employment, Colleague has and will have access to and become familiar with various Trade Secrets and other Confidential Information.  The term “Trade Secrets and Confidential Information” includes, but is not limited to, any and all formulas, processes, product research, lists or other identifications of customers or prospective customers of REMEDY, key customer contacts, manufacturing and other techniques, marketing plans, pricing strategies, fees charged or to be charged, proposals, financial plans and projections, inventory planning, and compilations of confidential information, data, and software and other information that is used in REMEDY’s business and which gives REMEDY an opportunity to obtain an advantage over its competition. These Trade Secrets and Confidential Information are peculiar to REMEDY, the disclosure of which would cause REMEDY great and irreparable harm.  REMEDY has also invested a great deal of time and money in developing relationships with its customers, clients and Colleagues.

Colleague recognizes that the methods utilized by REMEDY in the conduct of its business (“REMEDY’s Business”) and any list or compilation of REMEDY’s customers, prospects and Colleagues, as they may exist from time to time, are valuable, special and unique assets of REMEDY.  Colleague further acknowledges that said business methods and lists were acquired and/or developed and will continue to be acquired and/or developed at considerable expense to REMEDY.

REMEDY agrees to provide Colleague access to many of its Trade Secrets and much of its Confidential Information, introduce Colleague to many of its clients and customers, and provide Colleague with specialized training in REMEDY’s Business.

Colleague agrees that in rendering services to REMEDY, Colleague will be exposed to and learn much information about REMEDY’s Business, including valuable Trade Secrets and Confidential Information, which Colleague would not have access to if not for Colleague’s employment with REMEDY and which it would be unfair to disclose to others, or to use to REMEDY’s disadvantage.

Colleague agrees that REMEDY may introduce Colleague to prospective and existing customers and clients of REMEDY, with whom Colleague would not meet or become acquainted if not for Colleague’s employment with REMEDY.

REMEDY and Colleague agree that the restrictions contained in this Agreement are necessary and reasonable to protect REMEDY’s legitimate business interests in its Trade Secrets and Confidential Information, relationships with its Colleagues, relationships and goodwill with its existing and prospective customers and clients, and the specialized training that REMEDY will provide to Colleague.

Colleague agrees that Colleague’s skills, education and training qualify Colleague to work and obtain employment which does not violate this Agreement, and that the restrictions in this Agreement have been crafted as narrowly as possible to protect REMEDY’s legitimate business interests in its Trade Secrets, Confidential Information, relationships with its Colleagues, relationships and goodwill with its existing and prospective customers and clients, and the specialized training which REMEDY will provide to Colleague.

Accordingly, Colleague agrees that during Colleague’s employment with REMEDY and at any time after the termination of Colleague’s employment with REMEDY for any reason, Colleague will not use for Colleague’s own benefit or the benefit of others, or publish, disclose, divulge or convey to others, any Trade Secret or Confidential Information, knowledge or data of REMEDY, REMEDY’s Business or that of third parties obtained by Colleague in the course of Colleague’s employment with REMEDY.

2.             Maintenance and Return of Trade Secret/Confidential Information and Equipment

All documents, reports, notes or other materials incorporating or reflecting, in any way, any Trade Secrets or Confidential Information and all other materials and all copies (whether in hard copy or electronic form) thereof relating in any way to REMEDY’s Business and in any way obtained by Colleague during the period of Colleague’s employment with REMEDY which are in Colleague’s possession or control shall remain the exclusive property of REMEDY and shall not be removed from REMEDY’s premises under any circumstances whatsoever without the prior written consent of REMEDY.

Upon termination of Colleague’s employment with REMEDY or at any other time at REMEDY’s request, Colleague agrees to deliver promptly to REMEDY any and all of the foregoing documents.  Colleague further agrees not to make or retain any copies of any of the foregoing and will so represent to REMEDY upon termination of employment.  Colleague further agrees to return to REMEDY all equipment and other things belonging to REMEDY in his/her possession.

3.             Non-Solicitation of Colleagues

Colleague agrees that during Colleague’s employment with REMEDY and for a period of one year after termination of Colleague’s employment with REMEDY for any reason, Colleague shall not solicit or recruit, or attempt to solicit or recruit, directly or by assisting others, any REMEDY Colleague to work, either for him/herself or for any other person, firm or corporation in competition with REMEDY.

4.             Non-Solicitation of Customers

Colleague agrees that during Colleague’s employment with REMEDY and thereafter, Colleague shall not solicit or recruit, or attempt to solicit or recruit, directly or by assisting others, the business of any REMEDY customers, either for him/herself or for any other person, firm or corporation in competition with REMEDY.

5.             Non-Disparagement

Colleague agrees that during Colleague’s employment with REMEDY and thereafter, Colleague will not take any action or make any statement which disparages REMEDY or its practices or which disrupts or impairs its normal operations. Nothing in this provision shall limit any common law or statutory rights of REMEDY or obligations of Colleague.

6.             Other Employment

To the fullest extent permitted by law, Colleague agrees that while employed by REMEDY, Colleague shall devote Colleague’s entire productive time, ability, and attention to the business of REMEDY.  Colleague further agrees that during his/her employment with REMEDY, he/she will not directly or indirectly (whether as an employer, agent, consultant, holder of a beneficial interest, creditor, or in any other capacity), engage in any employment or business or venture which engages directly or indirectly in competition with REMEDY’s Business, or have any interest in any person, firm, corporation, or venture which engages directly or indirectly in competition with REMEDY’s Business.

7.             No Improper Use of Information of Prior Employers and Others

Colleague agrees that during his/her employment by REMEDY, he/she will not improperly use or disclose any trade secrets or confidential business information, if any, of any former employer or any other person to whom he/she has an obligation of confidentiality, and will not bring onto the premises of REMEDY any unpublished documents or any property belonging to his/her former employer or any other person to whom he/she has an obligation of confidentiality unless consented to in writing by that former employer or person.  Colleague further agrees that he/she will use in the performance of his/her duties only information which is generally known and used by persons with training and experience comparable to his/her own, which is common knowledge in the industry or which is otherwise provided or developed by REMEDY.

8.             Compensation

                Colleague and REMEDY each hereby acknowledge and agree that this Agreement is being entered into in contemplation of the execution of the Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), by and among REMEDY, Koosharem Corporation, a California corporation (“Parent”), and RT Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among others, Merger Sub will be merged with and into REMEDY (the “Merger”), with REMEDY continuing as a the surviving corporation and a wholly owned subsidiary of Parent, all upon the terms and subject to the conditions set forth therein.  Colleague and REMEDY each hereby further acknowledge and agree that the execution by Parent and Merger Sub of the Merger Agreement is conditioned upon, and subject to, the execution of this Agreement by Colleague.  In consideration of the foregoing, and the covenants and agreements of Colleague set forth herein, upon consummation of the Merger, (i) at the Closing (as defined in the Merger Agreement), REMEDY shall pay to Colleague a lump-sum payment in the amount of $400,000; and (ii) REMEDY shall pay to Colleague the aggregate sum of $600,000 in twelve (12) equal monthly installments over the twelve-month period commencing on the one-month anniversary of the Closing; provided, however, that REMEDY’s obligations under this Paragraph 8 shall terminate in the event of a material breach of this Agreement by Colleague; and provided further, that any payments to be made to Colleague shall be net of any applicable tax or other withholdings required by applicable law.

9.             Future Employers

REMEDY may notify anyone employing Colleague or evidencing an intention to employ Colleague as to the existence and provisions of this Agreement and may provide any such person or organization a copy of this Agreement.  Colleague agrees that for a period of one year after termination of Colleague’s employment with REMEDY for any reason, Colleague will provide REMEDY the identity of any employer Colleague goes to work for along with Colleague’s job title and anticipated job duties with any such employer.  Colleague further agrees to provide a copy of this Agreement to anyone who employs Colleague within one year of the termination of Colleague’s employment with REMEDY.

10.          Equitable Relief

Colleague acknowledges that the services to be rendered by Colleague are of a special and intellectual character, which gives them a peculiar value, that Colleague possesses unique skills, knowledge and ability, and that any breach of the provisions of this Agreement would cause REMEDY irreparable injury which would not reasonably or adequately be compensated by damages in an action at law. Therefore, Colleague agrees that REMEDY shall be entitled, in addition to any other remedies it may have under this Agreement, at law, or otherwise, to immediate injunctive and other equitable relief in a court of competent jurisdiction, without posting of any bond, to prevent or curtail any breach of this Agreement by Colleague. Nothing in this Agreement shall prohibit REMEDY from seeking or recovering any legal or monetary damages to which it may be entitled if Colleague breaches this Agreement.

11.          Severability

Colleague and REMEDY expressly agree that if any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

12.          Waiver

The waiver by REMEDY of a breach of any provision of this Agreement by Colleague shall not operate or be construed as a waiver of any subsequent or previous breach by Colleague or of any of REMEDY’s rights hereunder.

13.          Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matters contained in the Agreement. It may not be changed orally, but only by an agreement in writing duly signed by REMEDY and Colleague. This Agreement supersedes any prior or contemporaneous discussions, negotiations, understandings, arrangements, or agreements between REMEDY and Colleague with respect to the subject matters contained in this Agreement.

14.          Attorneys’ Fees and Costs

Should any party sue to enforce this Agreement, the prevailing party shall be entitled to recover costs and expenses, including reasonable attorneys’ fees, incurred in the action in addition to all other damages and redress available in equity or in law.

15.          Binding Effect

Colleague and REMEDY agree that this Agreement is personal in nature and may not be assigned by the Colleague.  It may, however, be assigned by REMEDYTEMP, INC. to any REMEDY division or affiliate or any successor thereof.

16.          Employment At-Will Relationship

Colleague and REMEDY agree that nothing in this Agreement alters the at-will nature of Colleague’s employment relationship with REMEDY and that either Colleague or REMEDY may terminate the employment relationship at any time for any reason.  Colleague further agrees that nothing in this Agreement limits REMEDY’s right to alter or modify Colleague’s job title or job duties and responsibilities any time at REMEDY’s discretion.

17.          Arbitration

Except as set forth in Paragraph 10, any dispute, claim or controversy arising out of or relating to this Agreement or breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in Orange County, California before a sole arbitrator, in accordance with the laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its then existing Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, the Administrator of JAMS will appoint the arbitrator. Judgment on the arbitrator’s award may be entered in any court having jurisdiction. If the arbitrator determines that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the arbitrator shall have the authority to modify the provision or term to the minimum extent required to permit enforcement. The arbitrator shall, in the award, allocate all of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail.

18.          Effectiveness

Except for Paragraph 10 of this Agreement, which shall be effective as of the date hereof, this Agreement will take effect only upon, and subject to, the Effective Time (as such term is defined in the Merger Agreement) of the Merger.

[SIGNATURE PAGE FOLLOWS]

REMEDY and Colleague have executed this Agreement as of the 10th day of May 2006.

REMEDYTEMP, INC.

By:	Monty A. Houdeshell	/s/ Monty A. Houdeshell
Supervisor Print Name		Supervisor Signature

Colleague:	Gregory D. Palmer	/s/ Gregory D. Palmer
Colleague Print Name		Colleague Signature

Acknowledged and agreed

as of the 10th day of May 2006:

By:	/s/ D. Stephen Sorensen
D. Stephen Sorensen
President and Chief Executive Officer